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                                                                     EXHIBIT 7.9

                           UNITED STATES DISTRICT COURT
                             MIDDLE DISTRICT OF FLORIDA
                                   TAMPA DIVISION


NUMED HOME HEALTH CARE, INC.

          Plaintiff,

v.                                                    Case No. 98-2354-CIV-T-17F

TURKEY VULTURE FUND XIII, LTD.

          Defendant

v.

JUGAL K. TANEJA, SUSAN J. CARMICHAEL,
ROBERT P. OTTMAN, and THOMAS V. CHEMA

          Counterclaim Defendants


                                       ORDER

     This Court finds that it needs further information with respect to the complex factual matters involved in resolving Defendant TURKEY VULTURE FUND XIII, LTD's motion for a preliminary injunction and supporting memorandum (Docket Nos. 7-8), filed December 17, 1998; and supplementary memorandum, filed December 23, 1998 (Docket No. 20). The Court therefore appoints to act as a mediator and to assemble the information the Court requested in the hearing held today, December 30, 1998, Mr. James D. Eckert, of 401 Fourth Street North, St. Petersburg, Florida, telephone number (727) 895-6505. Mr. Eckert is to act as mediator with authority in the nature of a special master. The parties are hereby ordered to meet with Mr. Eckert and provide him with the information the Court requested, as well as any other information Mr. Eckert requests. This Court will hold a hearing this is tentatively scheduled for the afternoon of Thursday, January 7, 1999 to be further advised as to this matter. Accordingly, it is ORDERED that James D. Eckert be appointed as a mediator in this case, with costs to be shared by the parties; in addition, it is ORDERED that NuMED and its Board of Directors and officers shall be enjoined from taking any actions outside of the ordinary course of business until further Order of this Court.


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DONE AND ORDERED in Chambers, in Tampa, Florida this 30th day of December, 1998



                                        /s/ Elizabeth A. Kovachevich
                                        ----------------------------------
                                        ELIZABETH A. KOVACHEVICH
                                        Chief United States District Judge


Copies to: All parties and counsel of record
James D. Eckert